SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 18, 2007 (April 12, 2007)

VIRTUALSCOPICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52018	04-3007151
(Commission File Number)	(IRS Employer Identification No.)

350 Linden Oaks, Rochester, New York	14625
(Address of Principal Executive Offices)	(Zip Code)

(585) 249-6231
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On April 12, 2007, the Board of Directors of VirtualScopics, Inc. (the “Company”) adopted Amended and Restated By-Laws which, among other things, increased the number of members of the Board from seven members to nine members. Pursuant to the recommendation of the Governance and Nomination Committee, the Company’s Chief Executive Officer, Jeffrey Markin, was appointed to fill one vacancy created by the newly created directorships to serve as a director, effective immediately.

Mr. Markin will continue to be employed as Chief Executive Officer and continue under his existing employment agreement with the Company.

Item 5.03	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year

(a) On April 12, 2007, the Company’s Board of Directors adopted Amended and Restated By-Laws, amending several provisions of the Company’s existing By-Laws. The amendments remove some provisions that are outdated. The revisions also include the following amendments described below.

The Board approved an amendment to Article III, Section 3.1, to increase the number of directors of the Company from seven to nine. The Board amended Article III, Section 3.6, to permit the payment of compensation to non-employee directors, in addition to meeting fees previously permitted. Additionally, the Board approved amendments to Article V, Sections 5.1 and 5.2, to permit the issuance and transfer of both certificated and uncertificated shares of capital stock, to comply with new rules enacted by The Nasdaq Stock Market, Inc. The changes also allow the Board of Directors to direct the issuance of uncertificated shares of capital stock in replacement for previously issued shares of certificated capital stock.

The Amended and Restated Bylaws are effective as of April 12, 2007. The summary of changes set forth above is qualified in its entirety by reference to the full text of the Amended and Restated By-Laws, a copy of which is attached to this report as Exhibit 3.1 and incorporated herein by reference.

Section 9

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
3.1	Amended and Restated By-Laws of VirtualScopics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUALSCOPICS, INC.

Date: April 18, 2007	By:	/s/ Molly Henderson
Name: Molly Henderson
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated By-Laws of VirtualScopics, Inc.